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                                                                    Exhibit 99.1

              BRUSH ENGINEERED MATERIALS INC. COMPLETES REFINANCING

         CLEVELAND, Ohio -- December 5, 2003 -- Brush Engineered Materials Inc. (NYSE-BW) announced today the completion of a five year, $147.5 million debt re-financing that will lower costs over existing credit and lease facilities. The proceeds from the transaction will be used to retire existing debt, purchase certain leased assets, thereby terminating an existing off-balance sheet lease obligation, and increase the Company's liquidity which in turn will provide the working capital to support the Company's growth. The transaction is expected to improve the Company's earnings and cash flow in 2004.

         The Company also announced, that as a result of this refinancing, it will record a one time, non-cash charge of approximately $6.1 million in the fourth quarter to write-off deferred costs from an interest rate swap, in compliance with accounting regulations, and other deferred financing costs associated with the retired debt and lease obligations.

         The new financing includes a $105.0 million senior secured facility underwritten by Bank One, NA as agent and Banc One Capital Markets, Inc. as lead arranger. This facility consists of an $85.0 million revolving line of credit secured by the Company's working capital and $20.0 million of term loans secured by real estate and machinery and equipment. Bank One also provided a $7.5 million ExIm Bank facility which is secured by certain of the Company's export accounts receivable.

         The remaining $35.0 million of the refinancing consists of a subordinated loan that is secured by a second lien on the Company's working capital, real estate and machinery and equipment and is payable at the end of five years. The agent for this portion of the refinancing was Durham Capital Corporation.

         The Company's cash flow will improve by approximately $4.0 million in 2004 as debt re-payments under the refinancing are less than what the projected lease and debt principal payments would have been under the prior financing structure.

         The leased assets, which will be purchased at a cost of $51.8 million, have been used by one of the Company's subsidiaries in Elmore, Ohio since 1998. The depreciation on the purchased assets plus the related interest charges will be lower than the prior annual lease expense. In addition, interest rate spreads on the new financing are lower than under the prior agreements. As a result of the above, the Company anticipates that income before income taxes will improve by approximately $1.5 million annually compared to what it would have been under the prior debt structure.

                       Chief Financial Officer's Comments

         Commenting on the refinancing, John D. Grampa, Vice President of Finance and Chief Financial Officer, stated, "I couldn't be more pleased with the new financing structure and the institutions we've partnered with to put the facilities in place. In addition to lowering interest rates, lowering costs and improving cash flow, the new multi-year facilities provide both financial and operating flexibility as well. The new facilities also include interest rates that decrease progressively over time as the Company's performance improves. The new structure substantially increases our liquidity and provides the working capital needed to support our expected growth."

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FORWARD-LOOKING STATEMENTS

         Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

         - The condition of the markets which the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

         -        Actual sales in 2004 and beyond.

         -        Actual working capital needed to support growth.

         - Changes in product mix and the financial condition of particular customers.

         - The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

         - Other financial factors, including tax rates, interest rates, exchange rates, pension costs, energy costs and the cost and availability of insurance.

         - Changes in government regulatory requirements and the enactment of new legislation that impacts the Company's obligations.

         - The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.


FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

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